Exhibit 4.4

To purchase Renewable Unsecured Subordinated Notes, please complete both sides of this form and write a check made payable to Aspirity Holdings LLC for the total amount of all Notes. Mail this form, your check, and any other documents requested below in the enclosed postage- prepaid business reply envelope. If you use your own envelope, please mail your investment to Aspirity Notes LLC, PO Box 4126, Hopkins, MN 55343. If you have any questions, please call 888-955-3385 or e-mail investorservices@aspiritynotes.com.

Form of Ownership (please select one)
☐ Individual Investor (with optional beneficiary)	☐ Custodian for a Minor
☐ Joint Tenants with Right of Survivorship	☐ Other IRA, SEP, 401(k), 403(b), Keogh, trust, corporation, partnership, etc.
If “Other”, please attach the appropriate documentation authorizing you to make this investment such as a trust agreement, corporate resolution or partnership document.

Primary Address (original correspondence will be sent to this address)		Secondary Address - optional (copies of correspondence will be sent to this address)

Addressee	__________________________	Addressee	__________________________

Address	__________________________	Address	__________________________

City, State, Zip	__________________________	City, State, Zip	__________________________

Daytime Phone	__________________________	Daytime Phone	__________________________

E-mail	__________________________	E-mail	__________________________

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Notice to California Investors - We have established suitability standards for California investors, which require such persons to have either a net worth not including home, furnishings, and personal automobiles of at least $70,000 and an annual gross income of at least $70,000, or a net worth not including home, furnishings, and personal automobiles of at least $250,000. These requirements represent minimum suitability standards for prospective Note holders but do not necessarily mean that the Notes are a suitable investment for a particular investor or that we will accept such person’s subscription agreement.

Notice to Kansas Investors - We have established suitability standards for Kansas investors, which require such persons to have either a net worth not including home, furnishings, and personal automobiles of at least $70,000 and an annual gross income of at least $70,000, or a net worth not including home, furnishings, and personal automobiles of at least $250,000. Additionally, the Office of the Kansas Securities Commissioner has required that Kansas investors limit their aggregate investment in the Notes and other similar programs to not more than 10% of their liquid net worth. For this purpose, liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.

Notice to Michigan Investors - We have established suitability standards for Michigan investors, which require such persons to have either a net worth not including home, furnishings, and personal automobiles of at least $70,000 and an annual gross income of at least $70,000, or a net worth not including home, furnishings, and personal automobiles of at least $250,000. Additionally, a Michigan investor’s total investment in this offering and other similar offerings shall not exceed 10% of such person’s liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings, and automobiles. These requirements represent minimum suitability standards for prospective Noteholders but do not necessarily mean that the Notes are a suitable investment for a particular investor or that we will accept such person’s subscription agreement.

Notice to New Jersey Investors - New Jersey investors must have a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or a minimum liquid net worth of at least $350,000. For this purpose, liquid net worth is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities. In addition, a New Jersey investor’s investment in us and our affiliates and other non- publicly traded direct investment programs, including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered federally and state exempt private offerings may not exceed 10% of their liquid net worth.

Notice to New Mexico Investors - We have established suitability standards for New Mexico investors, which require such persons to have either a net worth not including home, furnishings, and personal automobiles of at least $70,000 and an annual gross income of at least $70,000, or a net worth not including home, furnishings, and personal automobiles of at least $250,000. Additionally, a New Mexico investor’s total investment in this offering and other similar offerings shall not exceed 10% of such person’s liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings, and automobiles. These requirements represent minimum suitability standards for prospective Noteholders but do not necessarily mean that the Notes are a suitable investment for a particular investor or that we will accept such person’s subscription agreement.

Notice to Vermont Investors - Accredited investors in Vermont, as defined in 17 C.F.R. §230.501, may invest freely in this Offering. Non-accredited investors in Vermont must have either a liquid net worth of at least $70,000 and an annual gross income of at least $70,000, or a liquid net worth of at least $250,000. In addition, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

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